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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 12, 2002, relating to the financial statements and financial highlights which appear in the May 31, 2002 Annual Report to Shareholders of Primary Fund, U.S. Government Fund and U.S. Treasury Fund and the May 31, 2002 Annual Report to Shareholders of the Strategist Money Market Fund (the four portfolios constituting The Reserve
Fund), which are also incorporated by reference into the Registration
Statement. We also consent to the references to us under the headings "Financial Highlights" and "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
August 1, 2002